PROPERTY PURCHASE AGREEMENT


     THIS PROPERTY PURCHASE AGREEMENT (this "Agreement") is made as of the 23rd day of April, 2002, by and between Gasco Energy, Inc. ("Gasco"), a Nevada corporation whose address is 14 Inverness Drive East, Suite 236, Englewood, Colorado 80112, and Shama Zoe Limited Partnership ("Shama Zoe"), a Colorado limited partnership whose address is 7128 South Poplar Lane, Englewood, Colorado 80112. Shama Zoe was formerly known as Shama Kafar Limited Partnership, and certain lease files and other official property records do not yet reflect the name change from Shama Kafar Limited Partnership. In addition, Shama Zoe occasionally does business under the trade name "Alpine Gas Company," and certain assets may be held in the name of Alpine Gas Company. For the avoidance of doubt, reference in this Agreement to Shama Zoe and to the Property shall always include Shama Kafar and Alpine Gas Company, as well as the properties of Shama Kafar and Alpine Gas Company.

                                    ARTICLE I
                                  PROPERTY SALE

     1.1 The Property. Subject to the exceptions and reservations specifically set forth in Section 1.3 below, the term "Property" as used in this Agreement refers to all of the right, title and interest of Shama Zoe in and to the following:

          (a) All oil and gas interests now owned by Shama Zoe in Sublette County, Wyoming, including, without limitation, those created by the oil and gas leases specifically described in Exhibit A (collectively, the "Leases"); all carried interests, overriding royalties, and production payments associated with the Leases; all oil, gas, and other hydrocarbons and associated substances (collectively, the "Hydrocarbons") attributable to the Leases and the lands covered thereby (the "Lands"); and all contract rights and interests associated with the Leases and Lands.

          (b) The oil and gas wells and units associated therewith, specifically described in Exhibit B (collectively, the "Wells"), together with all disposal wells on the Lands or on lands pooled or unitized therewith, and all personal property, equipment, fixtures, improvements, permits, rights-of-way and easements used or held for use in connection with the production, gathering, treatment, processing, compression, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.1(a), except to the extent otherwise provided in Section 2.3 in respect of the Ross 13-19 well.

          (c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Sections 1.1(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests.

          (d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements, and other contracts, agreements and instruments of every type and nature whatsoever, insofar as they relate to the properties and interests described in Sections 1.1(a) through (c).

          (e) The files, records and data relating to the items described in Sections 1.1(a) through (d) maintained by Shama Zoe and relating to the interests described in Sections 1.1(a) through (d) (including without limitation, all lease files, land files, well files, drilling reports, division order files, abstracts, federal and state status reports and title opinions, seismic data, geophysical data and other geologic information and data (the "Records").

     1.2 Sale of the Property. At the Closing (as hereinafter defined), Shama Zoe agrees to transfer the Property to Pannonian Energy, Inc. ("Pannonian"), a wholly owned subsidiary of Gasco, effective as of 7:00 a.m., Mountain Time, on the Closing Date (as hereinafter defined) (the "Effective Time"). The transfers will be made, as to federal and state leases, on customary assignment of operating rights forms and, as to fee leases, Wells and other items described in
Section 1.1(b), on forms substantially similar to those used by the parties in their past dealings. The separate assignments of contract rights mentioned in
Section 1.1(a) (including, without limitation, the Exploration Agreements and all side letters, amendments, and other agreements [collectively, the "Burlington Exploration Agreements"] among Shama Zoe, Pannonian and Burlington Oil & Gas Company, LP ["Burlington"]) and the assignments of the contracts, agreements and other items described in Sections 1.1(c) and 1.1(d) will be made only (i) to the extent that they relate to the interests in the Leases that are being assigned to Pannonian, after giving effect to the exceptions and reservations described in Section 1.3, and (ii) as to 100% of all future earning rights and preferential rights.

     1.3 Exceptions and Reservations. Notwithstanding the foregoing, the Property shall not include any of the following items, each of which shall be excepted from the transfer contemplated by Section 1.2 and reserved to Shama Zoe, its successors and assigns:

          (a) A divided 75% leasehold interest (proportionately reduced if Shama Zoe is assigning less than the full leasehold interest or if the lease covers less than the full fee oil and gas estate) in the Fort Union formation in all of the Leases being assigned, so that Pannonian shall receive 100% of the Fort Union rights in one 160-acre quarter section of every section and Shama Zoe shall receive 100% of the rights in the remaining three quarter-sections of every section, as originally contemplated by the Farmout Agreement between Pannonian and Shama Zoe dated April 1, 2001;

          (b) An undivided 10% leasehold interest in the Leases in all formations other than the Fort Union formation, which shall be carried as to the full 10% leasehold interest by Gasco in the wellbores of the first ten wells drilled by Gasco on lands covered by the Leases, as to a 7.5% leasehold interest in the wellbores of the second ten wells drilled by Gasco on lands covered by the Leases, as to a 5% leasehold interest in the wellbores of the third ten wells drilled by Gasco on lands covered by the Leases, and as to a 2.5% leasehold interest in all formations other than the Fort Union formation in the wellbores of the next twenty wells (in other words, wells 31 through 50) drilled by Gasco on lands covered by the Leases, in all cases carried by Pannonian through the tanks or through connection to the gas sales line, without any recoupment or recovery, either before or after payout, by Pannonian of the amount paid in connection with the carry from production or otherwise; provided, however, that (i) the carries shall not apply to wells commenced with an objective of being completed in the Fort Union formation and (ii) the reserved 10% leasehold interest and all of the carries shall be proportionately reduced if Shama Zoe is assigning less than the full leasehold interest in the concerned lease, if the lease covers less than the full fee oil and gas estate, or if Pannonian is assigning any leasehold interest to Burlington pursuant to the requirements of any of the Burlington Exploration Agreements. The reserved carried working interests shall never apply to or burden any interests that are assigned to Burlington, its successors and assigns, by Pannonian pursuant to the requirements of any of the Burlington Exploration Agreements; and

          (c) An overriding royalty interest on production obtained under the terms of each Lease equal to the difference between 19% and the landowner royalties, overriding royalties and other burdens on production in existence on the Closing Date, subject to proportionate reduction if Shama Zoe is assigning less than the full leasehold interest in the concerned lease, if the lease covers less than the full fee oil and gas estate, or if Pannonian assigns any leasehold interest to Burlington pursuant to the requirements of any of the Burlington Exploration Agreements. The reserved overriding royalty interests shall never apply to or burden any interests that are assigned to Burlington, its successors and assigns, by Pannonian pursuant to the requirements of any of the Burlington Exploration Agreements.

     1.4  Definition  of Fort Union  Formation.  For  purposes of the  preceding
Section 1.3, the Fort Union Formation shall mean the stratigraphic equivalent of the interval from 2,989 feet to 7,173 feet as identified in the Gamma Ray, Spontaneous Potential (SP) and the Resistivity curves for the Ultra Resources Cottonwood Federal #32-33 well located in the SW/4 NE/4 of Section 33, Township 32 North, Range 111 West, Sublette County, Wyoming.

                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 Payment of Purchase Price.

          (a) In consideration of the transfer of the Property, Gasco shall deliver to Shama Zoe at the Closing a certificate or certificates issued in the name of Shama Zoe evidencing 9,500,000 shares (the "Gasco Shares") of Gasco's fully paid and non-assessable common stock, par value $0.0001 per share ("Gasco Stock").

          (b) At the Closing and following the delivery set forth in Section 2.1(a), Shama Zoe shall deliver to Gasco a certificate, accompanied by stock powers duly endorsed in blank, evidencing 2,000,000 shares of the Gasco Shares delivered pursuant to Section 2.1(a) (the "Holdback Shares"). On the date that is 30 days following the Closing, Gasco shall deliver to Shama Zoe all of the Holdback Shares, other than the Retained Shares (as defined below). Within 30 days following the Closing, Gasco shall notify Shama Zoe in writing (a "Title Notice") of any title defect involving all or any portion of the Leases (a "Title Defect"), which notice shall set forth the nature of the defect. Following receipt of any Title Notice, Shama Zoe shall use its reasonable efforts to cure the Title Defects set forth in such notice at its sole expense within 45 days following the expiration of the 30-day period. If Gasco notifies Shama Zoe of a Title Defect or Title Defects which, in the aggregate, relate to an area of Land that is in excess of 5% of the total acreage underlying the Leases (in each case net to the interest therein conveyed pursuant hereto by Shama Zoe to Pannonian), then, subject to the cure provisions set forth below, Gasco shall retain a number of Holdback Shares (the "Retained Shares") equal to the quotient of (i) the number of net acres affected by the Title Defect or Title Defects multiplied by $100/acre, divided by (ii) $1.93/share. No later than the end of the 45-day period described above, Shama Zoe shall notify Gasco in writing of its effecting any cure of a Title Defect, which notice shall describe in reasonable detail the nature of the cure and the Leases thereby affected. Gasco shall then have 10 days in which to notify Shama Zoe of any disputes it may have as to the effectiveness of such cure, or if it has no such disputes, deliver a number of Retained Shares equal to the quotient of (i) the number of net acres affected by such cured Title Defect multiplied by $100/acre, divided by (ii) $1.93/share. If Gasco notifies Shama Zoe of any disputes as to the effectiveness of any cure of a Title Defect, the parties shall cooperate with each other and use reasonable efforts to promptly resolve such dispute. If any Title Defects remain following the conclusion of the foregoing procedures, Gasco, at its option, may waive the defects and deliver the related number of Retained Shares to Shama Zoe or reconvey to Shama Zoe its interest in any Leases, or portions thereof, affected by the Title Defects that have not been cured and for which Retained Shares will be held permanently by Gasco.

         2.2      Registration of Gasco Shares.


          (a) Gasco shall, as soon as practicable following the Closing but in no event later than May 31, 2002, file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the resale by Shama Zoe of the Gasco Shares and use reasonable efforts to cause the Securities and Exchange Commission (the "SEC") to declare effective the registration statement as soon as practicable. The parties hereto acknowledge that the registration statement is not expected to be filed with the SEC until the second half of May 2002, and the registration statement will not be effective until between 60 and 120 days after it is filed. Subject to Shama Zoe's right to sell the Gasco Shares under the registration statement after it becomes effective, all of the Gasco Shares will be "restricted securities" as defined in Rule 144 promulgated under the Securities Act and subject to appropriate legends and restrictions on transfer.

          (b) All expenses incurred by Gasco in connection with registrations, filings or qualifications pursuant to this Section 2.2, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for Gasco (but not any expenses, fees or disbursements incurred by Shama Zoe) shall be borne by Gasco. Any fees or costs incurred by Shama Zoe in connection with the registration statement shall be borne by Shama Zoe.

          (c) Except to the extent information included in the registration statement relates to Shama Zoe and is included in reliance upon written information supplied by Shama Zoe, Shama Zoe shall not be responsible or liable for the completeness, accuracy or sufficiency of the registration statement. Gasco shall indemnify and hold harmless Shama Zoe for any Losses (as defined in Section 10.2) arising out of any material misrepresentations or untrue statements of material fact in the registration statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than a Loss arising as a result of information included in the registration statement related to Shama Zoe that is included in reliance upon written information supplied by Shama Zoe. Shama Zoe shall indemnify and hold harmless Gasco for any Losses arising out of any material misrepresentations or untrue statement of a material fact in the registration statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading arising as a result of information included in the registration statement related to Shama Zoe that is included in reliance upon written information supplied by Shama Zoe.

          (d) Gasco shall furnish without charge to Shama Zoe such number of copies of the prospectus included in the registration statement and such other documents as Shama Zoe may reasonably request in order to facilitate the disposition by Shama Zoe of the Gasco Shares. Gasco shall also promptly notify Shama Zoe, after becoming aware thereof, of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the happening of any event which makes the registration statement or any post-effective amendment thereto, related prospectus or any amendment or supplement thereto, or any document incorporated therein by reference, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading. Gasco shall prepare and file with the SEC all such amendments and supplements to the registration statement and each prospectus used in connection therewith as may be necessary to keep the registration statement effective until the earlier of the disposition of all the Gasco Shares by Shama Zoe or two years following the Closing Date and as may be necessary to comply with the provisions of the Securities Act.

          (e) Shama Zoe agrees to furnish to Gasco and its independent auditors such accounting and financial information concerning the Property as may be required for such auditors to prepare audited financial statements for the Property for inclusion in the registration statement. Shama Zoe understands and agrees that in order to sell any Gasco Shares pursuant to the registration statement, Shama Zoe or the broker effectuating such sale must deliver a copy of the current prospectus included in the registration statement to the purchaser of such shares prior to or simultaneously with the delivery of the confirmation for such sale to such purchaser. Shama Zoe understands that any sale which fails to comply with the requirements of the preceding sentence will not be in compliance with the Securities Act and must be rescinded. Shama Zoe understands that, upon receipt of any notice from Gasco of the happening of any event described in the second sentence of Section 2.2(d) hereof, Shama Zoe must immediately discontinue disposition of its Gasco Shares pursuant to the registration statement until the lifting of such stop order or Shama Zoe's receipt of the copies of the supplemental or amended prospectus, as applicable.

     2.3 Additional Consideration. Pannonian has previously assigned its entire interests in the Ross #13-19 wellbore, together with its leasehold interests in a mutually acceptable spacing unit for that well, to Shama Zoe, and Shama Zoe has assumed all obligations relating to the lease, insofar as it covers the agreed spacing unit, and all obligations relating to the land, including plugging liability and well site reclamation, associated with the Ross #13-19. Shama Zoe will retain such interest and the assumed obligations in the Ross #13-19 wellbore and the agreed spacing unit, neither of which shall be conveyed to Pannonian under the terms of this Agreement. In addition, until (i) Shama Zoe has sold all of the Gasco Shares or (ii) Shama Zoe has realized $12,000,000 in gross proceeds or other gross value from the sale or other disposition of the Gasco Shares or (iii) two years following the Closing Date, whichever shall first occur, Gasco shall cause Pannonian to assign to Shama Zoe an undivided 10% leasehold interest (subject to proportionate reduction if Pannonian acquires less than the full leasehold interest estate or if Pannonian is assigning any leasehold interest to Burlington pursuant to the provisions of any of the Burlington Exploration Agreements) in any new oil and gas leases that Pannonian may acquire in Sublette County after the Closing Date.

     2.4 No Adjustments to Purchase Price. Except as set forth in Sections 2.1(b) and 2.3, there will be no adjustments to the Purchase Price for cost apportionment, ad valorem or other tax apportionment, title failure, fluctuation of Gasco common stock market price, production sales, or any other reason.

     2.5 Anti-Dilution. If prior to the Closing Date, Gasco should split or combine the outstanding shares of Gasco common stock, recapitalize or pay a dividend or other distribution payable in shares of Gasco common stock, then the number of Gasco Shares to be issued pursuant to Section 2.1 hereof shall be appropriately adjusted to reflect such split, recapitalization, combination, dividend or distribution. Until (i) Shama Zoe has sold all of the Gasco Shares or (ii) Shama Zoe has realized $12,000,000 in gross proceeds or other gross value from the sale or other disposition of the Gasco Shares or (iii) two years following the Closing Date, whichever shall first occur, Gasco shall not issue any shares of Gasco common stock for cash consideration less than $1.80 per share other than pursuant to the exercise of stock options outstanding on the date hereof, without the prior written consent of the general partner of Shama Zoe.

     2.6 Lock-Up. Until (i) Shama Zoe has sold all of the Gasco Shares or (ii) Shama Zoe has realized $12,000,000 in gross proceeds or other gross value from the sale or other disposition of the Gasco Shares or (iii) two years following the Closing Date, whichever shall first occur, Gasco will not issue any shares of Gasco common stock that are registered under the Securities Act or that are subject to registration rights that may be exercised within the foregoing time limitations and Gasco shall not permit either Marc Bruner or Mark Erickson to sell more than 200,000 of his shares of Gasco common stock without the prior written approval of the general partner of Shama Zoe.

                                   ARTICLE III
                               GASCO'S INSPECTION

     3.1 Access to Records. Immediately after execution of this Agreement, Shama Zoe will make the Records available to Gasco and its representatives for inspection and review at the offices of Shama Zoe during normal business hours, and during non-business hours if reasonably requested by Gasco, to permit Gasco to perform its due diligence review. Subject to the consent and cooperation of third parties, Shama Zoe will assist Gasco in Gasco's efforts to obtain, at Gasco's expense, such additional information from third parties as Gasco may reasonably request, for the purposes of Gasco's due diligence review. Gasco may inspect the Records and such additional information only to the extent such inspection does not violate any contractual commitment of Shama Zoe to a third party. Shama Zoe shall use commercially reasonable efforts to obtain consent from any such third party to disclose the information and Records to Gasco, provided that Gasco agrees to keep same confidential and not disclose it to anyone other than its advisors in this transaction, and provided further that Shama Zoe shall have no obligation to make any payment to obtain such consent.

     3.2 Access to the Property. Immediately after execution of this Agreement, Shama Zoe agrees to grant Gasco access to the Property during reasonable business hours, and during non-business hours if reasonably requested by Gasco, so Gasco may conduct, at its sole risk and expense, on-site inspections and environmental assessments of the Property. If Gasco or its agents prepares an environmental assessment of any Asset, Gasco agrees to keep such assessment confidential and to furnish copies thereof to Shama Zoe. In connection with any on-site inspections, Gasco (i) agrees not to interfere with the normal operation of the Property, (ii) agrees to comply with all requirements of the operators of the Property and (iii) represents that it is adequately insured in accordance with industry practice of prudent operators of oil and gas properties. Gasco waives, releases and agrees to indemnify Shama Zoe, and their respective directors, officers, shareholders, members, employees, agents and representatives against all liabilities and obligations, including without limitation, personal injury, death and/or property damage, arising from Gasco's activities on the Property except to the extent such liability or damages are caused by Shama Zoe's negligence or willful misconduct.

                                   ARTICLE IV
                   SHAMA ZOE'S REPRESENTATIONS AND WARRANTIES

     4.1 Limited Partnership Representations. Shama Zoe makes the following representations and warranties:


          (a) Formation/Qualification. Shama Zoe is a Colorado limited partnership, duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to conduct business in Wyoming.

          (b) Power and Authority. Shama Zoe has all requisite power and authority to own its interest in the Property and to carry on its businesses as presently conducted and to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (c) No Lien, No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) create a lien or encumbrance on the Property or trigger an outstanding security interest in the Property that will remain in existence after Closing, (ii) violate, or be in conflict with, any material provision of any statute, rule or regulation applicable to Shama Zoe or any agreement or instrument to which Shama Zoe is a party or by which it is bound, or, (iii) to its knowledge, violate, or be in conflict with any judgment, decree or order applicable to it.

          (d) Authorization and Enforceability. This Agreement is duly and validly authorized and constitutes the legal, valid and binding obligation of Shama Zoe, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

          (e) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Shama Zoe's knowledge, threatened against Shama Zoe.

          (f) No Broker's Fees. Shama Zoe has not engaged any broker, finder or investment banker for which Gasco could be liable for any fees or commissions in connection with the transactions contemplated hereby.

          (g) Litigation. Shama Zoe has not received any written claim or written demand notice that has not been resolved that would materially adversely affect the Property. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to its knowledge, threatened in writing against it or any of the Property, in any court or by or before any federal, state, municipal or other governmental agency that would affect Shama Zoe's ability to consummate the transaction contemplated hereby, or materially adversely affect the Property or Shama Zoe's ownership or operation of the Property.

     4.2 Shama Zoe's Representations and Warranties with Respect to the Property. Shama Zoe makes the following representations and warranties regarding the Property:

          (a) No Liens. Except for the matters disclosed on the exhibits attached hereto, the Property will be conveyed to Pannonian at the Closing free and clear of all liens and encumbrances.

          (b) Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Shama Zoe that would be reasonably expected to materially interfere with the operation of the Property or impair their ability to consummate the transaction contemplated hereby.

          (c) Compliance with Law. With respect to the Property, as of the Closing, Shama Zoe has not received written notice (i) of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to their business or operations which remains uncured, and which would have a material adverse effect on any of the Property or (ii) from any government authority with jurisdiction over the Property that any portion of the Property is not in substantial compliance with applicable laws.

          (d) Calls on Production. There are no calls on or preferential rights to purchase production from the Property.

          (e) Purchase Rights and Consents. There are no preferential purchase rights burdening the Property nor is there the need to obtain any consent or permission from any third party in respect of Shama Zoe's entry into this Agreement or the consummation of any transaction contemplated by this Agreement.

          (f) Books and Records. Shama Zoe maintains records that accurately, validly and fairly reflect all of its transactions with respect to the Property in a manner to permit preparation of financial statements in accordance with generally accepted accounting principles and any other criteria applicable to such statements and to maintain accountability for assets.

                                    ARTICLE V
                     GASCO'S REPRESENTATIONS AND WARRANTIES


     Gasco makes the following representations and warranties on behalf of itself and all of its Subsidiaries (as defined in Section 5.1 below). All references to Gasco in this Article V shall be deemed to include Gasco and all of its Subsidiaries except as otherwise may be specifically indicated.


     5.1 Organization and Qualification. Each of Gasco, Pannonian, and Gasco's other direct or indirect subsidiaries (Pannonian and such other subsidiaries, the "Subsidiaries") is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate power and authority to own or lease all material property that it purports to own or lease and to carry on its business as now being conducted. Each of the Subsidiaries, along with the nature and amount of Gasco's ownership therein, is set forth on Exhibit C hereto. Each of Gasco and the Subsidiaries is duly qualified as a foreign corporation or limited liability company, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that the failure to so qualify would not have a material adverse effect on the business or financial condition of any of Gasco or the Subsidiaries.

     5.2 Articles of Incorporation and Bylaws. Gasco has heretofore furnished to Shama Zoe or its counsel a complete and correct copy of its Articles of Incorporation, as amended, and the Bylaws, as amended, of Gasco, as presently in effect.

     5.3 Capitalization. As of April 23, 2002, the authorized capital stock of Gasco consists of 100,000,000 shares of $.0001 par value Common Stock of which 32,012,500 shares are issued and 31,938,800 shares are outstanding; 5,000,000 shares  of  Preferred  Stock,  of which  500  shares  of  Series  A  Convertible
Redeemable Preferred Stock, $.001 par value, are outstanding. There are 4,750,000 shares of Common Stock reserved for issuance upon conversion of the outstanding Preferred Stock. There are 6,642,750 shares of Common Stock reserved for issuance upon exercise of stock options granted by Gasco and outstanding warrants of Gasco. Except for this Agreement and the foregoing options, warrants, and Preferred Stock there are no options, warrants, Preferred Stock or other rights, agreements or commitments that do or may obligate Gasco to issue any shares of its capital stock. The Gasco Shares, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Upon delivery of the Gasco Shares, in consideration of the purchase price, Shama Zoe will acquire valid and marketable title to the Gasco Shares free and clear of any encumbrances and restrictions except as set forth in Sections 2.1 and 2.2 of this Agreement.

     5.4 Capacity, Authorization and Enforceability of Agreement. Gasco has the requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Gasco and constitutes a legal, valid and binding obligation of Gasco enforceable against the Gasco in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     5.5 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or violate any law or regulation, or, to its knowledge, any court order, judgment or decree applicable to Gasco or by which its property is bound or affected, or conflict with or result in any breach of or constitute a default (or any event which without notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of any lien or encumbrance on any of the properties or assets of Gasco pursuant to: (a) the Articles of Incorporation or Bylaws of Gasco or (b) any material contract, instrument, permit, license or franchise to which Gasco is a party or by which Gasco or its property is bound or affected. Except for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), the Employee Retirement Income Security Act of 1974 and state securities laws ("Blue Sky Laws"), (i) Gasco is not required to submit any notice, report or other filing with any governmental or regulatory authority, domestic or foreign, in connection with the execution or delivery of this Agreement, or the consummation of the transactions contemplated by this Agreement, and (ii) no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by Gasco in connection with its execution or delivery of this Agreement or the consummation of the transactions intended hereby.


     5.6 Financial Statements; Securities Reports. Gasco has previously furnished or will furnish to Shama Zoe prior to the Closing with true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and any amendment thereto, all Form 8-K's filed after September 30, 2001, its Form 10-Q for the quarter ended March 31, 2002, and, if available prior to Closing, its definitive proxy statement for the 2002 Annual Meeting of Shareholders, in each case as filed with or furnished to the Securities and Exchange Commission (the "SEC") (collectively, the "SEC
Reports"). The foregoing filings with the SEC, along with all other reports or other filings required under the Exchange Act, the Securities Act of 1933, any other applicable federal securities laws, the rules and regulations promulgated thereunder, and Blue Sky Laws shall be referred to collectively hereafter as the "Securities Reports." The Exchange Act, the Securities Act of 1933, any other applicable federal securities laws, the rules and regulations promulgated thereunder, and Blue Sky Laws shall be referred to as the "Securities Laws." The financial statements and schedules contained in the Securities Reports (or incorporated therein by reference) were prepared or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as specifically disclosed therein) and fairly present the information purported to be included therein. Gasco has filed all Securities Reports as required under the Securities Laws. Each of the Securities Reports was filed with or furnished to the SEC and any applicable state securities regulatory agencies on a timely basis and, on the date of filing thereof, complied in all material respects with the requirements of the Securities Laws, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.7 Property, Leases and Licenses. Gasco has good and defensible title to all of the properties and assets that the Securities Reports indicate are owned by it, free and clear of all liens, security interests, pledges, charges, encumbrances, and mortgages except as may be properly described in the Securities Reports or such as in the aggregate do not now have and will not in the future have a material adverse effect upon the operations, business, properties, or assets of Gasco; provided, however, that no representation or warranty whatsoever is made with respect to any non-producing oil, gas or mineral leases or interests.

     5.8 Material Contracts, Leases and Licenses. Any contract, agreement, instrument, lease, or license required to be described in the Registration Statement or the Securities Reports has been properly described therein. Any contract, agreement, instrument, lease, or license required to be filed as an exhibit to the Registration Statement has been filed with the SEC as an exhibit to a Securities Report. Such contracts, agreements, instruments, leases and licenses shall be referred to as the "Required Agreements." Except insofar as any Required Agreement has been terminated by its terms or otherwise has been terminated or amended in any material respects as set forth in any Securities Reports, each such Required Agreement is in full force and is the valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Gasco enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. Gasco is not a party to or bound by any Required Agreement, or subject to any charter or other restriction, which has had or may in the future have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Gasco.

     5.9 Intellectual and Intangible Property. All patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, franchises, technology, know-how and other intangible properties and assets (all of the foregoing being herein called "Intangibles") that Gasco owns or has pending, or under which it is licensed, are in good standing and uncontested. Except as otherwise disclosed in the Securities Reports, the Intangibles are owned by Gasco, free and clear of all liens, security interests, pledges, and encumbrances. All registered trademarks used by Gasco to identify its services are protected by registration in the name of Gasco on the principal register of the United States Patent Office. There is no right under any Intangible necessary to the business of Gasco as presently conducted or as the Securities Reports indicate it contemplates conducting (except as may be so designated in the Securities Reports). Gasco has not infringed, is not infringing, and has not received notice of infringement with respect to asserted Intangibles of others. To the knowledge of Gasco, there is no infringement by others of Intangibles of Gasco. To the knowledge of Gasco, there is no Intangible of others which has had or may in the future have a materially adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Gasco.

     5.10 Compliance with Law. Gasco is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a material adverse effect on the business or financial condition of Gasco. With respect to Environmental Laws, compliance therewith is deemed to include, without limitation, that:

          (a) Gasco has acquired all material permits, licenses and authorization required under any Environmental Laws in order to conduct its business as it has been historically conducted and Gasco is in compliance with all such permits, licenses and authorizations;

          (b) There has been no material Release by Gasco or, to the best knowledge of Gasco's executive officers, by any other person, of any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities operations, or processes, on, beneath, or adjacent to any property currently owned, occupied or held by Gasco for which Gasco may be held liable under any Environmental Laws; and

          (c) to Gasco's knowledge, there exists no written or tangible report, synopsis or summary of any asbestos, toxic waste or Hazardous Substances, Oils, Pollutants or Contaminants investigation made with respect to all or any portion of the assets of Gasco (whether or not prepared by experts and whether or not in the possession of the executive officers of Gasco).

     The following definitions apply to the foregoing provisions regarding Environmental Laws:

     (1) Environmental Laws means all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants.

     (2) Hazardous Substances, Oils, Pollutants or Contaminants means all substances defined as such in the National Oil and Hazardous Substances Pollutant Contingency Plan, 40 C.F.R. ss.300.6, or defined as such under any Environmental Laws.

     (3) Release means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environmental (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or any property.

     5.11 Absence of Certain Changes. Except as disclosed in the Securities Reports or as contemplated by this Agreement, since December 31, 2002, there has not been:


          (a) any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Gasco;

          (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business or financial condition of Gasco;

          (c) any issuance of capital stock or of rights to acquire capital stock or securities convertible into capital stock, or any agreements relating to such issuance, other than the issuance of Common Stock upon the exercise of stock options under the option plans of Gasco and the issuance of 4,750,000 shares of Common Stock upon the conversion of 500 shares of Series A Convertible Redeemable Preferred Stock;

          (d) any redemption, repurchase or other acquisition of Common Stock of Gasco or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, or any amendment to the Articles of Incorporation or Bylaws or comparable documents of Gasco, other than an amendment to the Bylaws dated April 18, 2002;

          (e) any labor dispute, other than routine individual grievances that are not, singly or in the aggregate, material to the business, assets, condition (financial or otherwise), operations or prospects of Gasco;

          (f) any entering into of any material commitment or transaction including, without limitation, any borrowing, repayment of indebtedness, capital expenditure or business combination, other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

          (g) any transfer of or rights granted under any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business;

          (h) any change by Gasco in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles;

          (i) any entering into of any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

          (j) any pending or, to the knowledge of Gasco, threatened litigation or investigation against Gasco which individually or in the aggregate might result in any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Gasco.

     5.12 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Gasco's knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability (i) to consummate the transactions contemplated by this Agreement or (ii) to assume the liabilities to be assumed by it under this Agreement.

     5.13 Offering. Subject to the accuracy of Shama Zoe's representations herein, the offer, sale and issuance of the Gasco Shares to be issued to Shama Zoe in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Act.

     5.14 Conduct of Business by Gasco Pending the Closing. Prior to the Closing Date, unless Shama Zoe shall otherwise agree in writing or as otherwise contemplated by this Agreement.

          (i) Gasco agrees to conduct its business only in the ordinary and usual course, and to use its best efforts to ensure that the representations of Gasco contained hereinabove shall at all times continue to be true.

          (ii) Gasco shall use its best efforts to preserve intact the business organization of Gasco, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationship with Gasco.

     5.15 Gasco's Evaluation. In entering into this Agreement, Gasco acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including without limitation, its own estimate and appraisal of the extent and value of the Property, and the petroleum and natural gas associated with the Property.

     5.16 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to Gasco's knowledge, threatened against Gasco.

     5.17 No Broker's Fees. Gasco has not engaged any broker, finder or investment banker for which Shama Zoe could be liable for any fees or commissions in connection with the transactions contemplated hereby.

     5.18 Fairness Opinion. Gasco has received a fairness opinion from a qualified independent third party that the purchase of the Property is fair from a financial view, to the shareholders of Gasco.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

     6.1 Shama Zoe's Conditions Precedent. The obligations of Shama Zoe at the Closing are subject, at the option of Shama Zoe, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

          (a) All representations and warranties of Gasco contained in this Agreement are true in all material respects (considering the transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing;

          (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

          (c)  Gasco  shall  have   delivered  to  Shama  Zoe  a  draft  of  the
     registration statement referred to in Section 2.2(a) that is in a form that is substantially ready to be filed with the SEC.

          (d) Shama Zoe shall have obtained a due diligence memo concerning any material adverse change in the business, assets, condition (financial or otherwise), operations or prospects of Gasco.

     6.2 Gasco's Conditions Precedent. The obligations of Gasco at the Closing are subject, at the option of Gasco, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

          (a) All representations and warranties of Shama Zoe contained in this Agreement are true in all material respects (considering the transactions as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing;

          (b) No order has been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

          (c) The Gasco Board of Directors shall have approved the purchase of the Property pursuant to the provisions of this Agreement; and

          (d) From the date of this Agreement until Closing, there shall not have been any material change in the Property, taken as a whole.

                                   ARTICLE VII
                   RIGHT OF TERMINATION; LIMITATION OF DAMAGES

     7.1 Termination. This Agreement may be terminated in accordance with the following provisions:

          (a) by Shama Zoe if Shama Zoe's conditions set forth in Section 6.1 are not satisfied through no fault of Shama Zoe, or are not waived by Shama Zoe, at or before the Closing Date;

          (b) by Gasco if Gasco's conditions set forth in Section 6.2 are not satisfied through no fault of Gasco, or are not waived by Gasco, at or before the Closing;

          (c) by Shama Zoe if, through no fault of Shama Zoe, the Closing does not occur on or before the Closing Date;

          (d) by Gasco if, through no fault of Gasco, the Closing does not occur on or before the Closing Date;

          (e) by mutual agreement of the parties.

     7.2 Limitation on Damages. Gasco and Shama Zoe expressly waive any and all rights to consequential, special, incidental, punitive, or exemplary damages and loss of profits resulting from a breach or wrongful termination of this Agreement.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Date of Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held on or before Thursday, May 23, 2002 or at such other time as Gasco and Shama Zoe may mutually agree (the "Closing Date").

     8.2 Place of Closing. The Closing shall be held at the offices of Shama Zoe in Denver, Colorado or at such other time and place as Gasco and Shama Zoe may mutually agree in writing.

                                   ARTICLE IX
                            POST-CLOSING OBLIGATIONS

     9.1 Records. Shama Zoe agrees to make the Records relating to the Leases and Lands available for pick up by Gasco as soon as is reasonably practical, but in any event on or before 5 days after Closing. Shama Zoe may retain copies of the Records and Shama Zoe may review and copy the Records upon reasonable notice for so long as Gasco retains the Records. Gasco agrees that the Records will be maintained in compliance with all applicable laws governing document retention. The other records (principally seismic data, geophysical data and other geologic information and data) shall remain in the custody of Shama Zoe, although Pannonian may review and obtain copies of these Records upon reasonable notice.

     9.2 Further Assurances. From time to time after Closing, Shama Zoe and Gasco shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

                                    ARTICLE X
                  ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

     10.1 Pannonian's Assumption of Liabilities and Obligations. Upon Closing, Gasco shall cause Pannonian to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations attributed to the Property and the period of time after the Effective Time (collectively, the "Assumed Liabilities"). Shama Zoe shall be responsible only for claims, costs, expenses, liabilities and obligations accruing or relating to the Property and period of time prior to the Effective Time (collectively, the "Retained Liabilities").

     10.2 Indemnification. "Losses" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, loss of profits incurred by a party hereto or Loss incurred as a result of the indemnified party indemnifying a third party. For purposes of this Article X, Gasco shall mean and include Pannonian.

     After the Closing, the parties agree to indemnify each other as follows:

          (a) Shama Zoe's Indemnification of Gasco. Shama Zoe assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Gasco, its partners and all officers, directors, employees and agents of Gasco and its partners, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Shama Zoe has agreed to indemnify Gasco under this Agreement, and (iii) any breach of the representations, warranties, covenants or agreements by Shama Zoe under this Agreement.

          (b) Gasco's Indemnification of Shama Zoe. Gasco assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Shama Zoe, its respective officers, directors, members, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Gasco has agreed to indemnify Shama Zoe under this Agreement, and (iii) any breach of representations, warranties, covenants, or agreements by Gasco under this Agreement.

          (c) Release. Gasco shall be deemed to have released Shama Zoe at the Closing from any Losses for which Gasco has agreed to indemnify Shama Zoe hereunder, and Shama Zoe shall be deemed to have released Gasco at the Closing from any Losses for which Shama Zoe has agreed to indemnify Gasco hereunder.

     10.3 Limitation on Shama Zoe's Indemnity Obligations. If the Loss directly caused by the breach of the representation or warranty does not exceed a $5,000 threshold or if the Loss directly caused by the breach is not an actual Loss already incurred by Gasco, then the parties deem that the representation or warranty has not been breached on account of such Loss.

     10.4 Procedure. The indemnifications contained in Section 10.2 shall be implemented as follows:

          (a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

          (b) Claim Notice. The party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other party ("Indemnifying Party") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and
     (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

          (c) Information. Within 60 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 10 (a "Claim"), the
     Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other Party's indemnification under this Article 10 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party's position with respect to such Claim.

          (d) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Denver, Colorado such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators. The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of oil and gas law for at least 10 years; (2) a retired judge at the United States District Court or Appellate Court level having jurisdiction in Colorado or Wyoming; and (3) a person with at least 10 years of oil and gas industry experience as a petroleum engineer and experience in the geologic basin where the Property is located. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. The arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within 30 days of the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators' decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by any party as a final judgment of such court. Each party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the arbitrators shall be borne 50% by Shama Zoe and 50% by Gasco.

     10.5 No  Insurance;  Subrogation.  The  indemnifications  provided  in this
Article 10 shall not be construed as a form of insurance. Gasco and Shama Zoe hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Gasco and Shama Zoe shall obtain waiver of such subrogation from their respective insurers.

     10.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Gasco or Shama Zoe may have against any non-party for any obligations or liabilities that may be incurred with respect to the Property.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Gasco or Shama Zoe in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

     11.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, when received
(iii) if mailed, 5 business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

         If to Shama Zoe:

                  Shama Zoe Limited Partnership
                  7128 South Poplar Lane
                  Englewood, Colorado 80112
                  Attention:  Gilman Hill
                  Telephone:  303-771-1101
                  Fax:  303-771-1134

         If to Gasco:

                  Gasco Energy, Inc.
                  14 Inverness Drive East, Suite 236
                  Englewood, Colorado 80112
                  Attention:  Howard Sharpe
                  Telephone:  (303) 713-0054
                  Fax:  303-483-0011

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

     11.3 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     11.4 Assignment. Gasco and Shama Zoe shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement unless it continues to remain liable for the performance of its obligations hereunder.

     11.5 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     11.6 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

     11.7 Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado without reference to the conflict of laws principles thereof.

     11.8 Entire Agreement. This Agreement constitutes the entire understanding among the parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter; provided, however, that without limiting the generality of the foregoing, this Agreement is the result of a renegotiation and restructuring of transactions originally set forth in a letter agreement between Shama Zoe and Pannonian, dated February 11, 2002 (the "February 11 Agreement"), and until the Closing, (a) the February 11 Agreement shall remain in full force and effect except that the $300,000 option payment due on May 15, 2002 shall be eliminated, and (b) the provisions of the February 11 Agreement will control over any contrary provisions of this Agreement; provided, however, that the provisions of this Agreement shall apply to the maximum extent not inconsistent with the February 11 Agreement. After the Closing, the February 11 Agreement, and as of the date hereof, all other agreements between the parties hereto relating to the subject matter hereof, shall be completely superseded and replaced by this Agreement.

     11.9 Knowledge. The knowledge of a party shall mean for purposes of this Agreement, the actual, conscious knowledge of the party at the time the assertion regarding knowledge is made including such knowledge as would have been obtained by a reasonable and prudent operator given the circumstances in question. If the party is a corporation or other entity other than a natural person, knowledge of such party shall mean the such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains including such knowledge as would have been obtained by a reasonable and prudent operator given the circumstances in question.

     11.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

     11.11 Limitation on Damages. The parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

     11.12 No Third-Party Beneficiaries. This Agreement is intended to benefit only the parties hereto and their respective permitted successors and assigns.

     11.13 Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     11.14 Waiver. No consent or waiver, express of implied, to or of any breach or default in the performance of any obligation or covenant hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligations hereunder.

     11.15 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


SHAMA ZOE LIMITED PARTNERSHIP               GASCO ENERGY, INC.



/s/ Gilman A. Hill                          /s/ Mark A. Erickson
------------------------------------       -------------------------------------
By:  Gilman Hill, General Partner          By:  Mark A. Erickson, President